UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

November 11, 2024

HEALTHEQUITY, INC.

Delaware	001-36568	52-2383166
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

15 West Scenic Pointe Drive
Suite 100
Draper, Utah 84020
(801) 727-1000

(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	HQY	The NASDAQ Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On November 12, 2024, HealthEquity, Inc. (the “Company”) announced that Jon Kessler, President & Chief Executive Officer of the Company and a member of the Board of Directors (the “Board”), will retire from his employment with the Company, effective January 6, 2025, and from the Board, effective April 30, 2025. Mr. Kessler will serve as a Special Advisor to the Company through April 30, 2025 (the “Kessler Transition Date”). Mr. Kessler’s retirement is not due to any disagreement with the Company.
The Company also announced that on November 11, 2024, the Board approved the appointment of Scott R. Cutler as President and Chief Executive Officer, effective as of January 6, 2025 (the “Commencement Date”). On November 11, 2024, the Board also expanded the size of the Board to eleven directors and appointed Mr. Cutler to fill the vacancy created by the increased size of the Board, each effective as of the Commencement Date. Mr. Cutler will not serve on any Board committees.
Mr. Cutler, age 55, was most recently the Chief Executive Officer of StockX LLC since June 2019. Prior to that, Mr. Cutler was the Senior Vice President, Americas at eBay Inc. from August 2017 to March 2019, President of StubHub, Inc. from April 2015 to August 2017, and an Executive Vice President of NYSE Euronext, Inc. from April 2006 to March 2015. Prior to joining NYSE Euronext, Mr. Cutler was a technology investment banker and corporate securities lawyer. Mr. Cutler serves on the board of directors of Brookfield Renewable Partners L.P. (NYSE: BEP). Mr. Cutler holds a B.S. in economics from Brigham Young University, and a J.D. from the University of California, Hastings College of the Law.
Cutler Employment Agreement
The Company entered into a written employment agreement dated November 11, 2024 with Mr. Cutler, which was approved by the Board. Mr. Cutler’s employment agreement provides for “at-will” employment and does not have a stated duration or term. Under the terms of the employment agreement, Mr. Cutler is entitled to a base salary of not less than $775,000, is eligible for an annual incentive bonus award with a target of 100% of Mr. Cutler’s base salary based upon the achievement of corporate and individual performance objectives as determined by the Company’s talent, compensation and culture committee, including participation in the corporation’s Executive Bonus Plan for the fiscal year ending January 31, 2025 on a pro rata basis, is entitled to a sign-on bonus in an amount equal to $650,000, which bonus is repayable if Mr. Cutler's employment is terminated for cause or if Mr. Cutler voluntarily resigns without good reason (each, as defined in Mr. Cutler’s employment agreement, within 12 months of his commencement of employment), and is entitled to an award of restricted stock units (“RSUs”) with a fair market value of $7,500,000 (the “Initial Equity Award”), with one-third of the RSUs vesting on each of the first three anniversaries of the Commencement Date. In the event Mr. Cutler’s employment is terminated by the Company without cause (and not within 12 months of a change in control (as defined in Mr. Cutler’s employment agreement)), Mr. Cutler will vest in a number of RSUs subject to the Initial Equity Award that would have vested during the 12-month period following such termination had Mr. Cutler’s employment not been terminated.
Mr. Cutler’s employment agreement also provides him with the opportunity to receive certain post-employment payments and benefits in the event of certain types of termination of his employment. Upon termination of Mr. Cutler's employment by the Company without “cause” or by Mr. Cutler for “good reason”, in addition to any compensation that has been accrued or earned but not yet paid, subject to the execution of a general release of claims in favor of the Company and its affiliates, Mr. Cutler would be entitled to: (i) continued payment of his then current annual base salary for 12 months following the termination date (or, in the event such termination occurs during the 12-month period beginning on a change in control of the Company, 18 months following the termination date); (ii) subject to the achievement of the applicable performance conditions for the relevant fiscal year, his annual bonus for the fiscal year in which the termination date occurs, pro-rated based on the number of days which elapsed in the applicable fiscal year through the date of termination, payable at such time annual bonuses are paid to our other executive officers; (iii) an extension of the time to exercise all stock options held as of the date of termination until the earlier of (x) the expiration date of such stock option and (y) the 12-month anniversary of the date of termination; and (iv) subject to Mr. Cutler’s election of COBRA continuation coverage, provided he does not become eligible to receive comparable health benefits through a new employer, a monthly cash payment equal to the monthly COBRA premium cost for the 12-month period following the date of termination (or, in the event such termination occurs during the 12-month period beginning on a change in control of the Company, the 18-month period following the termination date).
In addition, upon a termination of Mr. Cutler’s employment due to death or “disability” (as defined in Mr. Cutler’s employment agreement), in addition to any accrued or earned but unpaid amounts, Mr. Cutler (or Mr. Cutler’s estate or beneficiaries, as the case may be) would be entitled to, subject to the achievement of the applicable performance conditions for the relevant fiscal year, his annual bonus for the fiscal year in which the termination date occurs, pro-rated based on the number of days which elapsed in the applicable fiscal year through the date of termination, payable at such time annual bonuses are paid to our other executive officers.
Mr. Cutler also signed a Confidentiality, Non-Interference, and Invention Assignment Agreement with the Company which subjects him to customary confidentiality restrictions that apply during his employment and indefinitely thereafter, a covenant not to compete during his employment and for a period of 12 months thereafter, and a non-interference covenant while employed with us and for a period of 24 months thereafter. Generally, the non-compete provisions prevent Mr. Cutler from engaging in consumer healthcare related businesses, including the business of acting as custodian or administrator for medical payment reimbursement accounts and other consumer-directed benefits, including, but not limited to, health savings accounts, flexible spending accounts and health reimbursement accounts, COBRA administration, commuter and other benefits or any other business activities in which we or any of our affiliates are engaged (or have committed plans to engage) during his employment. The non-interference covenant prevents Mr. Cutler from soliciting or hiring our employees or those of our affiliates and from soliciting or inducing any of our customers, suppliers, licensees, or other business relations or those of our affiliates, to cease doing business with us, or reduce the amount of business conducted with us or our affiliates, or in any manner interfering with our relationships with such parties.
The foregoing description of Mr. Cutler’s employment agreement is qualified in its entirety by reference to the full text of the employment agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated by reference in this Item 5.02.
The Company has also entered into an indemnification agreement with Mr. Cutler. For more information, see the full text of the indemnification agreement, a copy of which is attached hereto as Exhibit 10.2 and incorporated by reference in this Item 5.02.
There are no family relationships between Mr. Cutler and any of the Company’s directors or executive officers, and, except as described above, there is no arrangement or understanding between Mr. Cutler or any other person and the Company or any of its subsidiaries pursuant to which he was appointed as an officer and director of the Company. There are no transactions between Mr. Cutler or any of his immediate family members and the Company or any of its subsidiaries that would be required to be reported under Item 404(a) of Regulation S-K.
Kessler Transition Agreement
On November 11, 2024, the Company and Mr. Kessler entered into a letter agreement memorializing the terms of his transition (the “Transition Agreement”), which provides that while Mr. Kessler serves as a Special Advisor there will be no change to his base salary of $750,000, and Mr. Kessler will remain eligible to earn an annual bonus. While employed with the Company as Special Advisor, Mr. Kessler will report to the Board and is expected to dedicate all of his business time to the Company.
For so long as Mr. Kessler is continuously providing services to the Company in any capacity, each of the options and performance based restricted stock unit (“PRSUs”) awards granted to him pursuant to the Company’s 2014 Equity Incentive Plan (the “2014 Equity Plan”) and the Company’s 2024 Equity Incentive Plan (the “2024 Equity Plan” and, together with the 2014 Equity Plan, the “Equity Plans”)) will remain outstanding in accordance with their terms, including, for purposes of any unvested PRSUs, eligible to vest and/or settle based on actual achievement of the applicable performance metrics. Except as provided below, on the date that Mr. Kessler is no longer providing services to the Company in any capacity, (A) any outstanding PRSUs that have not settled as of such date will be forfeited and (B) Mr. Kessler’s vested options will remain exercisable for the period set forth in the applicable stock option agreement.
Subject to Mr. Kessler’s continued employment with the Company through the Kessler Transition Date, upon any termination of his employment as Special Advisor following such time (other than by the Company for cause (as defined in Mr. Kessler’s employment agreement)), subject to his execution of a release of claims, the Company will provide Mr. Kessler the following benefits: (i) subject to sections 9(c) and 9(d) of the 2024 Equity Plan, Mr. Kessler’s termination will constitute a “qualifying retirement” and the outstanding PRSUs granted to Mr. Kessler in 2024 pursuant to the 2024 Equity Plan will remain outstanding and eligible to satisfy the applicable performance based vesting conditions as though Mr. Kessler had remained in continuous service with the Company through the certification date for such PRSUs; and (ii) subject to the achievement of the applicable performance conditions for the applicable fiscal year, (x) if Mr. Kessler’s employment terminates after the Kessler Transition Date and prior to January 31, 2025, any bonus for the fiscal year ending January 31, 2025 will be pro-rated based on the number of days in such fiscal year that Mr. Kessler was employed and such amount (if any) will be paid at the same time it would otherwise be paid to Mr. Kessler had no termination occurred, but in no event later than April 15, 2025 and (y) if Mr. Kessler remains employed after January 31, 2025, any bonus for the fiscal year ending January 31, 2026 will be pro-rated based on the number of days in such fiscal year that Mr. Kessler serves as a Special Advisor and such amount (if any) will be paid at the same time it would otherwise be paid to Mr. Kessler had no termination occurred, but in no event later than April 15, 2026.
In consideration of the foregoing severance benefits, Mr. Kessler’s existing post-termination non-competition and non-solicitation obligations have been extended to the third anniversary of the termination of his employment.
The foregoing description of the letter agreement with Mr. Kessler is qualified in its entirety by reference to the full text of the letter agreement, a copy of which is attached hereto as Exhibit 10.2 and incorporated by reference in this Item 5.02.
Item 7.01    Regulation FD Disclosure
A press release dated November 12, 2024 announcing Mr. Kessler’s retirement and Mr. Cutler’s appointment as Chief Executive Officer is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein. The information in Item 7.01 of this current report, including Exhibit 99.1 attached hereto, is furnished and shall not be treated as filed for purposes of the Securities Exchange Act of 1934.
Item 9.01    Financial Statements and Exhibits
(d) Exhibits

Exhibit No.	Description
10.1	Employment Agreement, dated November 11, 2024, between Scott R. Cutler and the Company*
10.2	Indemnification Agreement, dated November 11, 2024, between Scott R. Cutler and the Company
10.3	Letter Agreement, dated November 11, 2024, between Jon Kessler and the Company*
99.1	Press Release, dated November 12, 2024
104	Cover Page Interactive Data File (formatted in Inline XBRL)
* Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. HealthEquity hereby undertakes to furnish supplementally copies of any of the omitted schedules upon request by the SEC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEALTHEQUITY, INC.
Date: November 12, 2024	By:	/s/ James Lucania
	Name:	James Lucania
	Title:	Executive Vice President and Chief Financial Officer